Exhibit 99.1

FARADAY FUTURE REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2025

●	Q2 adjusted operating loss stood at approximately $27.4 million, with a monthly average of $9 million during this quarter; Quarter-end cash position reached an 18-month high; Operating efficiency and cost control continued to strengthen.

●	Officially added to the Russell 3000 Index—a key milestone that enhances visibility and credibility among institutional investors, analysts, and the broader market.

●	Top-tier international fund managers continued to increase their holdings in FFAI. Vanguard and BlackRock both increased their holdings in FFAI by over 500%, compared with Q4 2024.

●	Announced that Mariah Carey, the best-selling female artist of all time and global top music legend, will become the next owner of an FF 91 2.0 Futurist Alliance

●	Launched the “EAI + Crypto” Dual-Flywheel & Dual-Bridge Ecosystem Strategy at FF’s Pebble Beach event on August 16, unveiling the “C10 Index” and “C10 Treasury” product; California State Treasurer, Fiona Ma, delivered the opening speech to offer her support.

●	Received non-binding paid pre-orders covering more than 4,000 FX Super One units in Q2; total non-binding paid pre-orders covered more than 10,000 Super One units as of July 31, 2025.

●	FX Super One has officially entered the parts procurement and production preparation phase at the Company’s Hanford, CA factory, moving into trial production.

Los Angeles, CA (August 18, 2025) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFAI) (“FF”, “Faraday Future”, or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced its financial results for its second quarter 2025. The Company highlighted several key metrics that underscore both the operational execution and financial position, as well as its significant progress in its FX brand and product development. The Company also provided an update on subsequent events, FX Super One MPV reveal, “EAI + Crypto” Dual-Flywheel & Dual-Bridge Ecosystem Strategy, and its outlook for the remainder of 2025.

SUMMARY

The Company made meaningful progress in operations, strengthened its business and financial fundamentals, and advanced the strategic execution of its AI-driven mobility roadmap. FF held its first FX vehicle launch event by unveiling two groundbreaking global-first products, the FX Super One EAI-MPV and the FF Super EAI F.A.C.E. System, alongside the FF EAI Embodied AI Agent 6x4 Architecture, in Los Angeles on July 17, 2025. The non-binding reservations for the FX Super One topped 4,000 units by the end of the quarter, and increased to over 10,000 units as of July 31, 2025, suggesting strong potential demand for this vehicle, underscoring the effectiveness of the B2B2C co-creation sales model, and reaffirming FF’s mass-market strategy. FF also received recognition from Mariah Carey, the best-selling female artist of all time, by including both the FF 91 2.0 and the FFZERO1 concept car in her latest music video, and who will become a new owner of the FF 91 2.0 Futurist Alliance.

FF’s Hanford plant has completed production and delivery of the FF91 P20 model and continues with subsequent vehicle production. Additionally, FX Super One has officially entered the parts procurement and production preparation phase at the Hanford factory, moving into trial production. Additionally, the Company officially released version 2.00.58 of FF 91 via OTA, completed FMVSS testing for FX, and submitted a patent registration for the Super One EAI-Face product.

The Company looks to supercharge its workforce by adding additional jobs in the coming years, as it plans to ramp up its new FX vehicle program, which is targeted to begin assembly in Hanford by the end of 2025. This development will enable the delivery of high-quality career opportunities. Additionally, Faraday Future plans to invest an additional approximately $100 million into its U.S. operations in the next 9-12 months, with commitments to research and development, and infrastructure, subject to securing the necessary financing.

In capital and investor relations, FF was added to the Russell 3000 Index—a key milestone that enhances FF’s visibility and credibility among institutional investors, analysts, and the broader market. Top-tier international fund managers, Vanguard and BlackRock, continued to increase their holdings in FFAI, with both firms growing their positions by over 500% by June 30, 2025, compared to Q4 2024. Internally, FF launched and started executing its 10b5-1 executive stock purchase plans, reflecting FF executives’ personal commitment to the company’s future and aim to align management’s interests with stockholders. FF also secured approximately $105 million in new cash financing commitments, subject to certain closing conditions, which will support the launch of FX Super One, and accelerate development and distribution efforts for the FF and FX brands and AI-related technologies.

FF also achieved a key milestone in the Middle East during the second quarter by completing the handover ceremony for FF’s new facility in Ras Al Khaimah Economic Zone, further advancing FF’s presence across the Middle East and North Africa region.

On the operational side, FF strengthened its execution by welcoming back its Founder, YT Jia, who rejoined the Company this past quarter as Co-CEO. His leadership will further drive both operational and capital fundamentals while reinforcing market confidence. In addition, FF implemented continuous improvement measures across the Company, which have already delivered significant results in cost reduction, efficiency gains, and streamlined operations.

RESULTS FOR SECOND QUARTER 2025

●	Net Loss from Operations: $48.1 million, improved slightly from $50.6 million in Q2 2024.

●	Operating Cash Outflow: $43.6 million for the six months ended June 30, 2025, a 50% increase compared to $29.1 from the same period in 2024.

●	Financing Cash Inflow: $55.1 million during the six months ended June 30, 2025, a 106% increase from $26.7 million in the same period of the prior year. Marks the fifth consecutive quarter where financing inflows exceeded operating outflows, a consistent trend that reinforces operational strength.

●	Total operating expenses: $21.3 million, representing a substantial decrease of 29% compared to Q2 2024.

In summary, the quarter reflects measured progress in advancing financial discipline and operational execution. FF continues to allocate resources to its most critical priorities, while managing capital effectively and maintaining flexibility for long-term growth. Efforts to better align expenses with current business needs have strengthened the foundation for future stability and financial stability. Additionally, the global unveiling of the FX Super One on July 17, 2025, is an important step in advancing FF’s strategic roadmap.

The Company held an event in Pebble Beach on August 16, where it introduced its Dual-Flywheel and Dual-Bridge ecosystem strategy, designed to integrate traditional operations with emerging digital platforms. A central component of this strategy is the Company’s new C10 Treasury product, which establishes a direct connection between real-world business operations and on-chain assets. As one of the first U.S.-listed companies to introduce this capability, FF is creating a new growth paradigm by bridging Web2 and Web3. The C10 Treasury product is expected to strengthen the Company’s financial and technological foundation while reinforcing its ability to drive innovation across both ecosystems. Fiona Ma, California State Treasurer, spoke highly of the event by delivering the opening speech.

2025 OUTLOOK

For the second half of 2025, FF will continue to focus on driving technological innovation, maintaining financial discipline, and driving long-term growth and success in the EV market. The Company expects to hit the FX year-end off-line target in the U.S. and anticipate the first FX Super One will roll off the production line in the Middle East by the end of the year as well. FF will continue to execute on the Company’s seven tier-one strategic goals and pillars, from S1 to S7, and uphold the “Shareholders First” philosophy by putting all its efforts towards building trust with investors and fully regaining their confidence.

“In the second quarter, we achieved several notable capital markets milestones and also continued to strengthen our operating efficiencies and cost control measures,” said Matthias Aydt, Global Co-CEO of Faraday Future. “We are excited for many of our recent developments as well, including the recent FX Super One unveiling in LA on July 17 as well as the success of our recent Pebble Beach event on August 16, where we introduced our Dual-Flywheel and Dual-Bridge ecosystem strategy, designed to integrate traditional operations with emerging digital platforms. FX continues to build strong momentum with its innovative B2B and B2C sales model, and we are encouraged by the early pre-order numbers for the FX Super One.”

EARNINGS WEBCAST

Faraday Future management will host a webcast today, August 18, 2025, at 8:00 p.m. Eastern time (5:00 p.m. Pacific time). Interested investors and other parties can listen to a webcast of the conference call by logging onto the Investor Relations section of the Company’s website at https://investors.ff.com/. A replay of the webcast will be available on the Company’s website shortly thereafter. More detail on FF’s 2025 Q2, when filed, can be found in our SEC filings and online at https://investors.ff.com/financial-information/sec-filings.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the Super One MPV, future job creation, future capital investments; future FF 91 owners, and production and sales goals in the U.S. and the UAE, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to secure the necessary funding to execute on its AI, EREV and Faraday X (FX) strategies, each of which will be substantial; the Company’s ability to design and develop EREV technology; the Company’s ability to design and develop AI-based solutions; competition in the AI and EREV areas, where actual or potential competitors have or are likely to have substantial advantages relative to the Company, including but not limited to experience, expertise, funding, infrastructure and personnel; the ability of the Company to execute across multiple concurrent strategies, including the UAE, bridge strategy, or FX, EREV, AI, and US geographic expansion; the Company’s ability to secure necessary agreements to license third-party range extender technology and/or license or produce FX vehicles in the U.S., the Middle East, or elsewhere, none of which have been secured; the Company’s ability to homologate FX vehicles for sale in the U.S., the Middle East, or elsewhere; and the Company’s ability to secure necessary permits at its Hanford, CA production facility; the potential impact of tariff policy; whether Mariah Carey agrees to accept delivery of the FF 91; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

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